Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES FISCAL YEAR 2005 FOURTH
QUARTER AND FISCAL YEAR 2005 RESULTS;
COMMENTS ON SIGNIFICANT NEW PROJECTS AND IMPROVING OUTLOOK;
EXTENDS STOCK REPURCHASE PROGRAM
GREEN BAY, WI (December 20, 2005)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leader in providing diversified contract wet and dry wipes converting and printing, as well as specialty printing services and business imaging products, today announced that fiscal year 2005 sales were $79,781,000, up 2.5% over fiscal year 2004 sales. For the fiscal year 2005 fourth quarter, sales declined 18.1% to $19,949,000 compared to the fourth quarter of fiscal year 2004.
Net income per diluted share for the 2005 fourth quarter was $0.02 per share compared to $0.23 net income per diluted share for the fourth quarter of 2004 and to income per diluted share from continuing operations for the 2004 fourth quarter of $0.14. For the fiscal year 2005, net income was $0.15 per share, compared to net income of $0.43 per diluted share for fiscal year 2004 and income per share from continuing operations of $0.34 per share for fiscal year 2004. In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “We began fiscal year 2005 with optimism to improve on our 2004 after-tax earnings and ended up, disappointingly, with $0.15 net income per share. As we have previously said, in the last three quarters of our fiscal year 2005, we were heavily negatively impacted by disappointing sales of certain products of some of our major customers. Our customers’ drop in demand led to our drop in earnings from the levels of fiscal year 2004. However, we worked diligently throughout the fiscal year at business building to broaden our customer base and develop contracts for new products.”
“We are extremely pleased to announce we were successful in these business building efforts, and have recently been awarded major new projects (from new and existing customers in both wipes and printing) which we expect should positively impact our sales and earnings late in the second quarter of fiscal year 2006 and give us meaningful year-over-year earnings improvements from that point forward”, he added.

“Accordingly, late in fiscal year 2005, the Contract Manufacturing segment in Green Bay began site-clearance for installation of specialty converting equipment for new wipes projects. With the new assets and wipes/printing projects scheduled to come on line late in the second quarter of fiscal year 2006, we should finally have the breadth of base of assets and customers/projects which should give Tufco a much more consistent and predictable sales and earnings stream than we have had in recent years.”
He continued, “In our Business Imaging segment, Point-of-Sale (POS) transaction rolls is our largest product area in sales. POS rolls had sales at highest-ever run rates the last six months of fiscal year 2005, which is, again, a positive trend going into fiscal year 2006. Additionally, late in fiscal year 2005 we added a western region warehouse for support of sales growth west of the Mississippi. We believe this facility will provide incremental sales growth in fiscal year 2006.”
“Over the past five years we transitioned through the early stages of implementation of our business growth strategy to shift Tufco from a converter of commodity towels and tissue roll products to a contract manufacturer of distinctive, value-added nonwoven wipes and printed products and business imaging products. Against these broad strategic goals, we continue to make excellent progress, positioning the company into product areas showing growing demand and leveraging our distinct competencies in market sectors with relatively few competitors,” he concluded.
The Company also announced it has extended its stock repurchase program approved in March 2005 until June 30, 2006. The Company’s Board of Directors approved the purchase of up to 300,000 shares. As of December 20, 2005 the Company had purchased 37,200 shares under this program.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.
Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2005 results in comparison to fiscal 2004, contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers, material increases in the cost of base paper stock, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses in relation to net sales without damaging the long-term direction of the Company, the Company’s ability to increase sales as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to continue the run rates for its product ,or the Company’s ability to successfully integrate its western region warehouse facility. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	September 30,	September 30,
	2005	2004

ASSETS

Cash & Cash Equivalents	$6	$8
Accounts Receivable — Net	9,728	12,639
Inventories	10,138	9,625
Other Current Assets	1,256	778

Total Current Assets	21,128	23,050

Property, Plant and Equipment — Net	15,657	16,329
Goodwill — Net	7,212	7,212
Other Assets	489	392

Total	$44,486	$46,983

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$4,689	$5,917
Accrued Liabilities	1,030	2,710

Total Current Liabilities	5,719	8,627

Long-Term Debt — Less current portion	1,113	2,500
Deferred Income Taxes	1,737	406

Common Stock and Paid-in Capital	25,145	25,136
Retained Earnings	11,845	11,145
Treasury Stock	(1,073)	(831)

Total Stockholders’ Equity	35,917	35,450

Total	$44,486	$46,983

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004

Net Sales	$19,949	$24,348	$79,781	$77,854

Cost of Sales	18,657	21,896	74,447	70,164

Gross Profit	1,292	2,452	5,334	7,690

SG&A Expense	1,111	1,373	4,587	4,998
(Gain) Loss on Asset Sales	—	—	(442)	3

Operating Income	181	1,079	1,189	2,689

Interest Expense (Income)	18	(9)	63	48
Interest Income and Other (Income) Expense	(1)	16	(26)	3

Income Before Income Tax	164	1,072	1,152	2,638

Income Tax Expense	64	407	452	1,076

Income from Continuing Operations	100	665	700	1,562

Gain from Sale of Discontinued Operations — Net	—	400	—	400

Net Income	$100	$1,065	$700	$1,962

Basic Earnings Per Share:
Income from Continuing Operations	$0.02	$0.15	$0.15	$0.34
Gain from Sale of Discontinued Operations	—	0.09	—	0.09

Net Income	$0.02	$0.23	$0.15	$0.43

Diluted Earnings Per Share:
Income from Continuing Operations	$0.02	$0.14	$0.15	$0.34
Gain from Sale of Discontinued Operations	—	0.09	—	0.09

Net Income	$0.02	$0.23	$0.15	$0.43

Weighted Average Common Shares Outstanding:
Basic	4,546,970	4,582,344	4,564,664	4,582,344
Diluted	4,553,572	4,619,592	4,582,716	4,608,222